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FOR RELEASE:
4:45 P.M.
September 21, 2018

MERCANTIL BANK HOLDING CORPORATION REPORTS SECOND QUARTER 2018 RESULTS

Second Quarter 2018 Performance Highlights

•	Net income rose 0.32% compared to the same quarter in 2017

•	Adjusted net income, excluding Spin-off expenses in 2018, rose 36.11% compared to the same quarter in 2017

•	Net interest income increased 4.95% over same quarter in 2017, with net interest margin improving 15 basis points

•	Total loans increased 2.53% year to date driven by strong growth in commercial real estate ("CRE") loans which were up by 5.61% year to date

•	Adjusted efficiency ratio, on an annualized basis, improved to 71.68% from 73.22% compared to the same quarter in 2017

•	Adjusted annualized ROA and ROE during the quarter were 0.67% and 7.56%, respectively

CORAL GABLES, FL (September 21, 2018) – Mercantil Bank Holding Corporation (the "Company") (NASDAQ: Class A common stock – MBNAA and Class B common stock – MBNAB) today reported second quarter 2018 net income of $10.4 million, or $0.08 per common share, approximately the same as the same quarter in 2017. Net income for the first six months of 2018 was $19.9 million, or $0.16 per share, up 17.49% compared to $16.9 million, or $0.13 per share, for the same period last year. The increase in net income was driven by improved credit quality and higher yields on interest-earning assets, offset by provisions for the costs associated with the Spin-off and lower noninterest income. Adjusting for second quarter Spin-off expenses of $3.2 million and $6.0 million for the first six months of the year not deductible for income tax purposes, net income for the quarter would have been $14.1 million, or $0.11 per common share (up 37.5%), and $25.8 million, or $0.21 per common share for the first six months of the year (up 61.5%).

Millar Wilson, Chief Executive Officer, commented, “We are very pleased to report strong, improving second quarter results, as well as the completion of the Spin-off and our recent listing on NASDAQ. This marks a new chapter for our business as a separate, publicly-traded organization. It creates an opportunity for us to focus on profitable growth strategies as a separate community bank, strengthen our service offerings to better meet customer needs, and expand our footprint in our core markets. We have a dedicated, talented team executing our strategy, and serving our customers and investors. Looking ahead, we will build on this momentum to enhance long-term shareholder value as an independent organization while providing exceptional banking and financial services to our customers.”

Second Quarter 2018 Financial Results

Net interest income was up 4.95% to $54.0 million for the second quarter of 2018, compared to $51.4 million for the same period last year, primarily due to higher average yields on interest-earning assets. Total loans were up 2.53% to $6.2 billion in the second quarter of 2018, compared to $6.1 billion at the end of 2017. Loan growth was driven by a 5.61% increase in CRE loans. Net interest margin for the second quarter improved to 2.77% from 2.62% in the second quarter of 2017.

Total deposits were $6.4 billion at June 30, 2018, up $40.2 million from December 31, 2017, notwithstanding continuing declines in foreign deposits. The increase was driven by increases in time deposits due to customers shifting their deposit preferences as market interest rates increased, and by our promotion of longer-duration time deposits in anticipation of higher rates in the future, generally. This trend partially offset the positive effects of higher rates earned on our earning assets.

Credit quality remains strong. The Company recorded $0.2 million of provisions for loan losses for both the three- and six-month periods ended June 30, 2018, down from the $3.6 million and $7.7 million of provisions recorded during the same periods last year. The decrease is attributed to improvements in quantitative loan loss factors and positive adjustments to qualitative loan loss factors used for CRE and domestic commercial loans. At June 30, 2018, non-performing assets were $35.3 million, compared to $27.3 million as of December 31, 2017, primarily due to two loans.

Noninterest income was $15.0 million for the second quarter of 2018, compared to $17.8 million for the second quarter of 2017, a year-over-year decrease of 15.61%. The decline was due mainly to lower income from wealth management, and lower fee income on derivative and foreign currency exchange transactions. Our assets under management and custody accounts declined $42.4 million, or 2.42%, to $1.71 billion at June 30, 2018 from $1.75 billion at December 31, 2017, primarily due to our decision to close certain foreign customer accounts.
Noninterest expense for the quarter was $52.6 million, compared to $50.7 million in the second quarter of 2017, an increase of 3.89%. The increase was primarily attributable to Spin-off related expenses that were non-deductible for income tax purposes, and higher salary and employee benefit costs as a result of normal annual increases.
Annualized return on assets ("ROA") and return on equity ("ROE") were 0.50% and 5.57%, respectively, during the second quarter of 2018, versus 0.49% and 5.63%, respectively, in the same quarter last year. Excluding Spin-off expenses, annualized ROA and ROE during the most recent quarter were 0.67% and 7.56%, respectively. The adjusted net income improvement of 36.11% is primarily attributable to improved credit quality and higher yields on interest-earning assets.
Our capital is strong and well in excess of minimum regulatory requirements to be “well-capitalized.” At June 30, 2018, the Company’s consolidated total capital, tier 1 risk-based capital, tier 1 leverage and common equity tangible capital (CET1) ratios were 12.61%, 11.67%, 9.87% and 10.13%, respectively.

About Mercantil Bank Holding Corporation

The Company is a bank holding company headquartered in Coral Gables, Florida since 1979 with total assets of $8.5 billion, total deposits of $6.4 billion, assets under management and custody of $1.7 billion and total stockholders' equity of $719.4 million. The Company operates primarily through its wholly-owned subsidiary bank, Mercantil Bank, N.A., including its investment and trust company subsidiaries, Mercantil Investment Services, Inc. and Mercantil Trust Company, N.A. The Company provides individuals and businesses in the United States as well as select international clients with deposit, credit and wealth management services. We are the fourth largest bank headquartered in Florida, and operate 22 banking centers – 15 in South Florida and 7 in Houston – as well as a commercial real estate loan production office in Manhattan, New York – serving more than 100,000 customers.

Visit our investor relations page at https://investor.mercantilbank.com for additional information.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, lending activity, changes in the mix of our earning assets and our deposit liabilities, net interest margin, interest spread, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, provisions for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth or implied in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our Information Statement filed with the Securities and Exchange Commission on Form 8-K Item 99.1 on August 10, 2018, our Quarterly Report on Form 10-Q as of and for the period ended June 30, 2018, and otherwise in our other SEC reports and filings.

Explanation of Certain Non-GAAP Financial Measures

This press release contains certain adjusted financial information, including the effects on noninterest expenses, net income before income taxes and net income resulting from our Spin-off expenses which commenced in the last quarter of 2017 and continued past June 30, 2018, and which are not deductible for Federal and state income tax purposes. The Company believes these adjusted numbers are useful to understand the effects of this transaction upon the Company’s reported performance. These as adjusted measures are not in accordance with generally accepted accounting principles ("GAAP"). Exhibit 1 reconciles these adjustments to reported results.

Exhibit 1 - Financial Highlights
The following table sets forth selected financial information derived from our interim unaudited consolidated financial statements for the three and six months ended June 30, 2018 and 2017 and as of June 30, 2018, and our December 31, 2017 audited balance sheet. These interim unaudited consolidated financial statements are not necessarily indicative of our results of operations for the year ending December 31, 2018 or any interim or future period or our financial position at any future date.

	June 30, 2018	December 31, 2017

	(in thousands)
Consolidated Balance Sheets
Total assets	$8,530,464	$8,436,767
Total investment securities	1,812,119	1,846,951
Total loan portfolio (1)	6,219,549	6,066,225
Allowance for loan losses	69,931	72,000
Total deposits	6,363,138	6,322,973
Junior subordinated debentures	118,110	118,110
Advances from the FHLB and other borrowings	1,258,000	1,173,000
Stockholders' equity	719,382	753,450

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

	(in thousands, except per share amounts)
Consolidated Results of Operations
Net interest income	$53,989	$51,441	$106,622	$99,792
Provision for loan losses	150	3,646	150	7,743
Noninterest income	14,986	17,759	28,931	31,976
Noninterest expense	52,638	50,665	108,283	99,813
Net income	10,423	10,390	19,852	16,897
Basic and diluted income per common share(2)	0.08	0.08	0.16	0.13
Cash dividend declared per common share (2)	—	—	0.31	—

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

	(in thousands, except per share amounts and percentages)
Other Financial and Operating Data(3)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM)(4)	2.77%	2.62%	2.72%	2.52%
Net income / Average total assets (ROA) (5)	0.50%	0.49%	0.47%	0.40%
Net income / Average stockholders' equity (ROE) (6)	5.57%	5.63%	5.31%	4.66%

Capital Adequacy Ratios (%)
Total capital ratio (7)	12.61%	12.67%	12.61%	12.67%
Tier I capital ratio (8)	11.67%	11.51%	11.67%	11.51%
Tier I leverage ratio (9)	9.87%	9.79%	9.87%	9.79%
Common equity tier I capital ratio (CET1)(10)	10.13%	9.98%	10.13%	9.98%

Asset Quality (%)
Non-performing assets / Total assets(11)	0.41%	0.65%	0.41%	0.65%
Non-performing loans / Total loan portfolio (1) (12)	0.56%	0.91%	0.56%	0.91%
Allowance for loan losses / Total non-performing loans (12) (13)	201.55%	149.91%	201.55%	149.91%
Allowance for loan losses / Total loan portfolio (1) (13)	1.12%	1.36%	1.12%	1.36%
Net charge-offs / Average total loan portfolio (14)	0.04%	0.01%	0.04%	0.12%

Efficiency Indicators
Noninterest expense / Average total assets (5)	2.50%	2.41%	2.57%	2.36%
Personnel expense / Average total assets (5)	1.66%	1.50%	1.64%	1.51%
Efficiency ratio (15)	76.31%	73.22%	79.88%	75.75%

Adjusted Selected Consolidated Results of Operations and Other Data (16) (17)
Adjusted noninterest expense	$49,438		$102,245
Adjusted net income before income tax	19,387		33,158
Adjusted net income	14,142		25,831
Adjusted basic and diluted earnings per share	$0.11		$0.21
Adjusted net income / Average total assets (ROA) (5)	0.67%		0.61%
Adjusted net income / Average stockholders' equity (ROE) (6)	7.56%		6.91%
Adjusted noninterest expense / Average total assets (5)	2.35%		2.43%
Adjusted efficiency ratio (18)	71.68%		75.43%

__________________
(1) Outstanding loans are net of deferred loan fees and costs, excluding the allowance for loan losses.
(2) The earnings per common share reflect the pre-spin-off Exchange that changed the number of Company Shares held by MSF without changing its 100% ownership of the Company. See Note 22 of our audited consolidated financial statements and Note 1 of our interim consolidated financial statements as of and for the six months ended June 30, 2018 for more details on the Exchange.
(3) Operating data for the three and six month periods ended June 30, 2018 and 2017 have been annualized.
(4) Net interest margin is defined as net interest income divided by average interest-earning assets, which are loans, investment securities, deposits with banks and other financial assets which yield interest or similar income.
(5) Calculated based upon the average daily balance of total assets, excluding assets under management and custody.
(6) Calculated based upon the average daily balance of stockholders’ equity.
(7) Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized capital ratio calculations.
(8) Tier 1 capital divided by total risk-weighted assets.
(9) Tier 1 capital divided by quarter to date average assets. Tier 1 capital is composed of common equity tier 1 capital plus outstanding qualifying trust preferred securities of $114.1 million at June 30, 2018 and 2017.
(10) Common Equity Tier 1 capital divided by total risk-weighted assets.
(11) Non-performing assets include all non-performing loans and OREO properties acquired through or in lieu of foreclosure. Non-performing assets were $35.3 million and $55.5 million as of June 30, 2018 and 2017, respectively.
(12) Non-performing loans include all accruing loans past due by more than 90 days, and all nonaccrual loans. Non-performing loans were $34.7 million and $55.2 million as of June 30, 2018 and 2017, respectively.
(13) Allowance for loan losses was $69.9 million and $82.7 million as of June 30, 2018 and 2017, respectively. See Note 5 to our audited consolidated financial statements and Note 5 to our unaudited interim consolidated financial statements for more details on our impairment models.
(14) Calculated based upon the average daily balance of outstanding loan principal balance net of deferred loan fees and costs, excluding the allowance for loan losses.
(15) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and net interest income.
(16) This presentation contains adjusted financial information, including adjusted noninterest expenses, adjusted net income before income taxes, and the other adjusted items shown, determined by methods other than GAAP.

The adjusted numbers take out the costs incurred by the Company in 2018 related to the Spin-off which commenced in the last quarter of 2017 and continued past June 30, 2018, and which are not deductible for Federal and state income tax purposes. The Company believes these adjusted numbers are useful to understand the Company’s performance absent this event. The following table reconciles these non-GAAP financial measurements as of and for periods presented:

	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018

	(in thousands, except per share amounts and percentages)

Total noninterest expenses	$52,638	$108,283
Less Spin-off costs:
Legal fees	2,000	3,000
Estimated compensation to non-qualified deferred compensation plan participants due to unexpected early distribution (19)	1,200	1,200
Accounting and consulting fees	—	1,294
Other expenses	—	544
Total Spin-off costs	3,200	6,038
Adjusted noninterest expenses	$49,438	$102,245

	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018

	(in thousands, except per share amounts and percentages)

Total net income before income tax	$16,187	$27,120
Plus: Total Spin-off costs	3,200	6,038
Adjusted net income before income tax	$19,387	$33,158

Total net income	$10,423	$19,852
Plus after-tax total Spin-off costs:
Total Spin-off costs before income tax effect	3,200	6,038
Income tax effect (20)	519	(59)
Total after-tax Spin-off costs	3,719	5,979
Adjusted net income	$14,142	$25,831

Basic and diluted income per common share	$0.08	$0.16
Plus: after tax impact of total Spin-off costs	0.03	0.05
Total adjusted basic and diluted income per common share	$0.11	$0.21

Net income / Average total assets (ROA) (5)	0.50%	0.47%
Plus: after tax impact of total Spin-off costs	0.17%	0.14%
Adjusted net income / Average total assets (ROA) (5)	0.67%	0.61%

Net income / Average stockholders' equity (ROE) (6)	5.57%	5.31%
Plus: after tax impact of total Spin-off costs	1.99%	1.60%
Adjusted net income / stockholders' equity (ROE) (6)	7.56%	6.91%

Noninterest expense / Average total assets (5)	2.50%	2.57%
Less: impact of total Spin-off costs	(0.15)	(0.14)
Adjusted Noninterest expense / Average total assets (5)	2.35%	2.43%

Efficiency ratio (15)	76.31%	79.88%
Less: impact of total Spin-off costs	(4.63)	(4.45)
Adjusted efficiency ratio (18)	71.68%	75.43%

(17) Non-GAAP financial measures are not included as of and for the three and six month periods ended June 30, 2017 because no Spin-off costs were incurred for those periods.
(18) Adjusted efficiency ratio is the efficiency ratio less the effect of total Spin-off costs.

(19) The Spin-off caused an unexpected early distribution for U.S. federal income tax purposes from our deferred compensation plan. This distribution is taxable to plan participants as ordinary income during 2018. We are partially compensating plan participants, in the aggregate amount of $1.2 million, for the higher tax expense they will incur as a result of the distribution increasing the plan participants' estimated effective federal income tax rates by recording a contribution to the plan on behalf of its participants. The after tax net effect of this $1.2 million contribution for the period ended June 30, 2018, is approximately $952,000. As a result of the early taxable distribution to plan participants, we will expense and deduct for federal income tax purposes, previously deferred compensation of approximately $8.1 million, resulting in an estimated tax credit of $1.7 million, which exceeds the amount of the tax gross-up paid to plan participants.
(20) Calculated based upon the estimated annual effective tax rate of 22.10%, which excludes the tax effect of discrete items, and the amount that resulted from the difference between permanent Spin-off costs of $5.5 million and $5.8 million for the three and six month periods ended June 30, 2018 that are non-deductible for Federal and state income tax purposes and total Spin-off costs recognized in the consolidated financial statements.